Exhibit 5.1

February 24, 2020

BioSig Technologies, Inc.

54 Wilton Road, 2nd Floor

Westport, Connecticut

Ladies and Gentlemen:

We have acted as counsel for BioSig Technologies, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”) of the Company’s prospectus supplement, dated February 21, 2020 ( the “Prospectus Supplement”), forming part of the registration statement on Form S-3, initially filed by the Company with the Company on March 22, 2019, and declare effective on March 29, 2019 (the “Registration Statement”). The Prospectus Supplement relates to the proposed sale of 2,500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), pursuant to that certain Underwriting Agreement, dated February 21, 2020, by and among the Company and the underwriters named therein (the “Underwriting Agreement”).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of (i) the Company’s Certificate of Incorporation and bylaws, each as amended and/or restated to date (“Company Charter Documents”); (ii) certain resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the company related to the filing of the Prospectus Supplement, the authorization and issuance of the Shares and related matters; (iii) the Registration Statement, including the prospectus, and all exhibits thereto; (iv) the Prospectus Supplement and the prospectus included in the Registration Statement dated February 23, 2018 (the “Base Prospectus” and together with the Prospectus Supplement, the “Prospectus”); (iv) the Underwriting Agreement; (v) a specimen of the Company’s Common Stock certificate; and (vi) such other corporate records of the Company, as we have deemed necessary or appropriate for the purposes of the opinions hereafter expressed.

As to questions of fact material to the opinions expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

We have also assumed that, at the time of the issuance of the Shares: (i) the Company will continue to be incorporated and in existence and good standing in its jurisdiction of organization; (ii) the Registration

BioSig Technologies, Inc.

February 24, 2020

Statement, and any amendments thereto (including post-effective amendments) will have become effective and will have remained effective, (iii) no stop order of the Commission preventing or suspending the use of the Prospectus will have been issued; (iv) the resolutions of the Board of Directors of the Company and the Pricing Committee of the Board of Directors of the Company referred to above will not have been modified or rescinded; (vi) the Company will receive consideration for the issuance of the Shares and that is at least equal to the par value of the Common Stock, (v) the Underwriting Agreement will have been duly authorized and validly executed and delivered by the parties thereto (other than the Company) and will be enforceable obligations of the parties thereto (other than the Company); (vi) all requirements of the DGCL, the Company Charter Documents will be complied with when the Shares are issued; (vii) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus, and (viii) neither the issuance nor sale of the Shares will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that upon payment and delivery in accordance with the Underwriting Agreement the Shares will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to the General Corporation Law of the State of Delaware (the “DGCL”) and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the DGCL and such provisions of the Delaware Constitution and we have not considered, and express no opinion on, any other laws or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP